EXHIBIT 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II: Spartan Municipal Money Fund, of our report dated September 23, 1997 on the financial statements and financial highlights included in the August 31, 1997 Annual Report to Shareholders of Spartan Municipal Money Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

       /s/COOPERS & LYBRAND L.L.P.
       COOPERS & LYBRAND L.L.P.

Dallas, Texas
December 16, 1997